Exhibit 99.1

January 29, 2017

To:	New York REIT, Inc.
405 Park Avenue, 14th Floor
New York, New York
Attn: Board of Directors

Re:	Resignation from New York REIT, Inc.

Ladies and Gentlemen:

I hereby irrevocably resign from my position as a director of New York REIT, Inc. (the “Company”), effective immediately upon the acceptance of my resignation by a majority of the members of the Board of Directors of the Company (the “Board”) and the Board’s election of a director to fill the vacancy on the Board that would be created by my resignation.

My resignation is not the result of any disagreement with the Company or its external advisor. I hereby advise the Company that I will no longer be responsible for any part of any registration statement filed by the Company pursuant to and consistent with 15 U.S.C.§ 77k(b)(l).

Very truly yours,

/s/Robert H. Burns

Robert H. Burns